Exhibit 10.5
KRISPY KREME DOUGHNUT CORPORATION
DEVELOPMENT AGREEMENT
     THIS AGREEMENT is made and entered into on this ___day of ___, 20___, by and between Krispy Kreme Doughnut Corporation, a North Carolina corporation, with its principal business address at P.O. Box 83, Winston-Salem, North Carolina 27102 (“Company”) and _____, a _____, whose principal business address is _____(“Franchisee”).
BACKGROUND FACTS
Company has developed a system for the operation of store facilities called “Krispy Kreme Stores” that offer and serve a variety of fresh doughnuts and certain other quality food products under the trademark and service mark “KRISPY KREME.”
Company grants to certain persons who meet its qualifications and who are willing to undertake the investment and effort, the right to develop and operate Krispy Kreme Stores within a defined geographic area offering the Products and other approved products and services and utilizing the Krispy Kreme System.
Pursuant to the terms of this Agreement, Company grants Franchisee the right to develop and operate Krispy Kreme Stores within the Development Area. The operation of each Krispy Kreme Store developed hereunder will be governed by separate Franchise Agreements.
THE PARTIES AGREE:
1.	DEFINITIONS
Affiliate means any person that directly or indirectly owns or controls, that is directly or indirectly owned or controlled by, or that is under common ownership or control with, Company or Franchisee.
Agreement Term means the period commencing upon the execution of this Agreement and ending upon the later of the expiration of the last Development Period or the expiration of any extension granted pursuant to Section 12, unless terminated earlier in accordance with the provisions of Section 10 hereof.
Approvals means all approvals, authorizations, consents, permits, exemptions, licenses and any other actions required by law or by any person, company or governmental authority in order for Franchisee to be able to develop and operate Krispy Kreme Stores within the Development Area.
Competitive Business means a business or enterprise, other than a Krispy Kreme Store, that: (i) sells yeast raised doughnuts, cake doughnuts, or any other types of doughnuts, miniature doughnuts or doughnut holes in any distribution channels to any customer for consumption or resale and such sales constitute ten percent (10%) or more of such business’ revenues; (ii) sells coffee in any distribution channels to any customer for consumption or resale and such sales constitute twenty percent (20%) or more of such business’ revenues; or (iii) grants or has granted franchises or licenses, or establishes or has established joint ventures, for the development and/or operation of a business that offers the food products referred to in (i) and (ii) in any such channel of distribution.
Development Area means the geographic area described in Exhibit A attached hereto.
Development Fee means the non-refundable development fee that Franchisee agrees to pay Company as set forth in Subsection 2.4 of this Agreement. The aggregate amount of such Development Fee is set forth in Schedule A.
Development Period means each period of time defined as a Development Period in Exhibit B attached hereto.
Development Quota means the minimum number of Krispy Kreme Stores Franchisee agrees to have open and in operation at the end of each Development Period. The Development Quota with respect to each Development Period is set forth in Exhibit B attached hereto.
Development Rights means the rights granted to Franchisee pursuant to this Agreement with regard to Franchisee’s rights to develop Krispy Kreme Stores within the Development Area specified in Exhibit A attached hereto.
Expansion Criteria means Company’s expansion criteria as described in Section 4 of this Agreement and set forth in Schedule B.
Franchise means the right to operate a Krispy Kreme Store at a specific location within the Development Area and the right to use the Krispy Kreme System in the operation thereof.
Franchise Agreement means an agreement used by Company in the offer and sale of Franchises for the operation of a Krispy Kreme Store at a specific location, the current form of which (including all exhibits, schedules, riders and other agreements used in connection therewith) is attached hereto as Exhibit C.
Franchise Documents means the Franchise Agreement together with any other documents required by Company to be executed in connection with the development of Krispy Kreme Stores by Franchisee pursuant to this Agreement.
Franchise Term means the period during which Franchisee is authorized to operate a Krispy Kreme Store pursuant to a Franchise unless terminated earlier in accordance with Section 10 of this Agreement.
Good Standing means that Franchisee is current with all payments due to Company, its Affiliates and suppliers; has met its obligations under the Development Quota and is not in default of any of its obligations under this Agreement or any other agreement between the parties.
Krispy Kreme System means the distinctive business formats, methods, procedures, designs, lay-outs, equipment, mixes, standards and specifications designated by Company for use in

Krispy Kreme Stores, all of which Company may modify from time to time, along with the Marks.
Managing Director means the managing director of Franchisee’s business designated pursuant to Subsection 3.3 of this Agreement. The initial Managing Director will be identified in Exhibit D of this Agreement.
Manuals means such materials (including, without limitation, if applicable, audiotapes, videotapes, magnetic media, computer software and written materials) that Company generally furnishes to developers and franchisees from time to time for use in operating Krispy Kreme Stores.
Marks means the trademarks, service marks and other commercial symbols used in the operation of Krispy Kreme Stores, including, without limitation, the trade and service marks “KRISPY KREME” and associated logos, as same may be changed, enhanced or supplemented from time to time.
New Concept means concepts, products or stores not contemplated by this Agreement that Company may, from time to time, notify Franchisee of its intention to promote. New Concepts may include, without limitation, non-producing stores that only sell the Products, Non-Core Products, and such other items as Company may approve in advance in writing and that are produced by Franchisee at the STORES.
Non-Core Products means any product identified by the Marks other than the Products, such as, for example, ice cream, clothing, hats, cups and other logoed items, etc.
Plans means the final plans, drawings and specifications for the Site and building in respect of a proposed STORE, including signage, fixtures, furniture, equipment and décor, all to the standards specified by Company.
Products means a variety of fresh doughnuts (including among others, yeast raised doughnuts, cake doughnuts, miniature doughnuts and doughnut holes, some of which have various types and flavors of fillings, glazes or other coatings) as well as certain other food products and beverages (specifically including, but not limited to, coffee) and food services as identified by Company from time to time and which are customarily sold in Krispy Kreme Stores.
Site means a physical location that Company has approved as meeting its minimum criteria for the development and operation of a STORE.
STORE means a Krispy Kreme Store developed and operating within the Development Area pursuant to this Agreement.
Transfer means with respect to a Franchise, a STORE, this Agreement or the ownership of Franchisee, any of the following, without limitation, whether voluntary or involuntary, direct or indirect: (i) an assignment, sale, gift or pledge; (ii) the grant of a mortgage, lien, security interest, charge, or any encumbrance whatsoever including, without limitation, the grant of a collateral assignment; and (iii) a transfer that occurs as a result of Franchisee’s insolvency or dissolution or other transfer by operation of law. The term “Transfer” will not be deemed to include (i) the grant of a lien or security interest to secure financing for the acquisition of equipment, fixtures and supplies for a STORE; (ii) an assignment of a leasehold interest in a Site in accordance with the terms of this Agreement; or (iii) the relocation of a STORE from one Site to another Site.
2.	TERM/ FEES /DEVELOPMENT QUOTA

2.1	Company grants Franchisee the right to develop (as long as Franchisee remains in Good Standing and meets the Expansion Criteria), and Franchisee accepts the obligation to develop, Krispy Kreme Stores in the Development Area during the Agreement Term and in compliance with the Development Quota attached as Exhibit B hereto.

2.2	Subject to the right to extend the Agreement Term contained in Section 12 and the Development Rights granted herein, Company’s obligation to grant Franchises to Franchisee to operate Krispy Kreme Stores in the Development Area, will expire upon the expiration of the Agreement Term.

2.3	Franchisee agrees that during the Agreement Term, it will strictly and diligently perform its obligations hereunder and will continuously exert its best efforts to promote and enhance the development and operation of Krispy Kreme Stores within the Development Area. Without limiting the foregoing obligations, Franchisee agrees to meet the Development Quota with respect to each Development Period, as set forth in Exhibit B attached hereto.

2.4	Franchisee will pay to Company the Development Fee as set forth in Schedule A. The Development Fee will be fully earned by Company upon execution of this Agreement.

2.5	For each Franchise granted to Franchisee pursuant to this Agreement during the Agreement Term: (1) the Initial Franchise Fee (defined in the Franchise Agreement) will be as set forth in Schedule A; and (2) royalties (defined in the Franchise Agreement) and other fees will be as set forth in the Franchise Agreement.

3.	BUSINESS PLAN/ APPROVALS/ HUMAN RESOURCES/ NEW CONCEPTS

3.1	Prior to execution of this Agreement, and on an annual basis thereafter, Franchisee will submit for review and approval by Company, a written business plan for the development and financing of Krispy Kreme Stores in the Development Area in accordance with the Development Quota.

3.2	Franchisee will secure and maintain in force in its name all required licenses, permits and certificates relating to the conduct of its business pursuant to this Agreement. Franchisee will at all times remain in Good Standing. Franchisee will comply with all applicable laws, ordinances and regulations. Franchisee will refrain from any business or advertising practice that may be injurious to the business or reputation of Company or Franchisee and the goodwill associated with the Marks and Krispy Kreme Stores.

3.3	Concurrently with the execution of this Agreement, Franchisee will designate a Managing Director of its business pursuant to this Agreement. The initial Managing

Director is identified in Exhibit D attached hereto. Franchisee and the Managing Director will use their full-time efforts to fulfill Franchisee’s obligations under this Agreement and will not directly or indirectly engage in any other business or activity that requires any significant management responsibility or time commitments, or that otherwise conflict with Franchisee’s obligations under this Agreement. If the Managing Director is terminated in that role, or if the Managing Director does not carry out his or her responsibilities or otherwise perform in accordance with this Agreement, Franchisee will promptly designate a replacement.

4.	EXPANSION CRITERIA

4.1	Franchisee must comply with the Expansion Criteria each year during the Agreement Term. Company will review Franchisee’s compliance with the Expansion Criteria on an annual basis.

4.2	If Company determines after its annual review that Franchisee is not in compliance with the Expansion Criteria, Company will notify Franchisee of its non-compliance and Franchisee will have forty-five (45) days from the receipt of such notice to remedy such non-compliance.

4.3	At the end of the forty-five (45) day period, Company will undertake a further review, at Franchisee’s cost, to determine whether Franchisee has remedied its non-compliance to Company’s satisfaction.

4.4	Franchisee’s ongoing development rights under this Agreement will be suspended and Franchisee will not be entitled to enter into any new commitments in respect of any proposed sites until Company has undertaken the further review pursuant to Section 4.3 and has notified Franchisee in writing that Company is satisfied that Franchisee is in compliance with the Expansion Criteria.

4.5	Franchisee acknowledges that the forty-five (45) day cure period provided for under this Section applies only for the purposes of determining Franchisee’s compliance with the Expansion Criteria and will not limit Company’s rights or ability to act in respect of any breach of any other provision of this Agreement or of any provision of any Franchise Agreement between the parties.

5.	STORE DEVELOPMENT PROCEDURE

5.1	Provided that Franchisee (a) is then in full compliance with all of the terms and conditions of this Agreement and is otherwise in Good Standing with Company and (b) has obtained written confirmation of Company’s approval of sites for the STORES, Company agrees to offer Franchisee one (1) or more Franchises to develop and operate one (1) or more STORES subject to the obligations set forth in this Agreement, and Company agrees to offer to Franchisee the right to use the Krispy Kreme System in the operation thereof. Franchisee will not take any steps toward developing a STORE without first obtaining Company’s written approval of the site for the proposed STORE. The following approval procedure will apply:

(a)	Franchisee will submit a written site evaluation to Company, including the site location, dimensions, building type and placement, proposed layout and other relevant documents and information relating to the site as may be required by Company.

(b)	Within thirty (30) days of receipt of the site evaluation, Company will complete its evaluation of the proposed site and notify Franchisee of its approval or rejection of the proposed site and, if approved, any conditions applying to the approval.

(c)	Within thirty (30) days of receipt of Company’s notice of approval of any proposed site, Franchisee will:
(i)	confirm to Company that it has the necessary rights to the site to enable it to develop and operate the STORE, and in the case of a leasehold interest, on terms and conditions approved by Company; and

(ii)	submit to Company two (2) copies of the proposed Plans.
(d)	Within fourteen (14) days of receipt of the proposed Plans, Company will notify Franchisee of any modifications to the Plans required by Company. Franchisee must resubmit the modified Plans to Company within ten (10) days of receipt of Company’s notice of the modifications. Within ten (10) days of receipt of the modified Plans, Company will notify Franchisee whether or not the Plans have been given final approval.

(e)	Franchisee will be responsible for ensuring that all necessary Approvals have been obtained in respect of the Plans.
5.2	Prior to the commencement of construction of the relevant STORE, Franchisee will execute and deliver to Company the Franchise Documents.

5.3	Within six (6) months of receipt of Company’s notice and approval of a Site, Franchisee will complete the construction of the STORE so that it is ready for opening and will notify Company of its intention to open the STORE for business. Franchisee will not open any STORE for business without first obtaining Company’s written approval to open.

5.4	If Company fails to notify Franchisee of any approval, disapproval or required modifications within the time periods applying to Company in this Section 5, Company’s approval will be deemed to have been given.

5.5	All costs associated with the development by Franchisee of any STORE pursuant to this Agreement will be borne by Franchisee.

5.6	Company may withdraw, without liability, its offer to grant a Franchise for a STORE and may withdraw its approval of a Site if Franchisee is in default under this Agreement or any other agreement between the parties.

6.	TRANSFER

6.1	This Agreement is fully transferable by Company and will inure to the benefit of any assignee or other legal successor to Company’s interests. Franchisee agrees that Company will have the right, from time to time, to delegate the performance of any portion of or all of its obligations and duties under this Agreement to designees, whether the same are Company’s agents or independent contractors with which Company has contracted to provide these services.

6.2	Franchisee understands and acknowledges (and hereby represents and warrants that its owners understand and acknowledge) that the rights and duties created by this Agreement are personal to Franchisee and its owners and that Company has entered into this Agreement in reliance upon the character, skill, attitude, business ability, and financial capacity of Franchisee and its owners. Therefore, neither this Agreement, a Franchise, a STORE, any ownership interest in Franchisee, nor the lease for or ownership of a Site of a STORE, will be transferred without Company’s prior written approval. Subject to the other provisions of this Section:
(a)	a Transfer of ownership, possession or control of a STORE will be made only in conjunction with a Transfer of the Franchise related to that STORE. This rule also applies where the Transfer is one of a series of Transfers which in the aggregate constitute the Transfer of a STORE;

(b)	a Transfer of a Franchise will be made only in conjunction with a Transfer, approved by Company, of this Agreement and all Franchises granted under this Agreement. This rule also applies where the Transfer is one of a series of Transfers which in the aggregate constitute the Transfer of a Franchise; and

(c)	a Transfer of this Agreement will be made only in conjunction with a Transfer of all Franchises for STORES located in the Development Area. This rule also applies where the Transfer is one of a series of Transfers which in the aggregate constitute the Transfer of this Agreement.
7.	RIGHT OF FIRST REFUSAL

7.1	If Franchisee determines to sell, assign or transfer an interest in this Agreement or the Development Rights granted hereunder or a controlling ownership interest in Franchisee, in accordance with Section 6 of this Agreement, Franchisee will obtain (a) a bona fide, arms length, executed written offer and (b) an earnest money deposit (in the amount of five percent (5%) or more of the offering price) from a qualified, responsible, bona fide and fully disclosed purchaser. Franchisee will immediately submit to Company a true and complete copy of such offer (conditioned on Company’s first refusal rights) and any proposed ancillary agreements, which include details of the payment terms of the proposed sale and the sources and terms of any financing for the proposed purchase price.

7.2	Company will have the right, exercisable by written notice delivered to Franchisee within thirty (30) days from the date of delivery to Company of an exact copy of such offer (and any ancillary agreements), a complete executed application for Company’s approval of the Transfer and all other information Company requests, to purchase such interest for the price and on the terms and conditions contained in such offer, provided that Company may substitute cash for any form of payment proposed in such offer; Company’s credit will be deemed equal to the credit of any proposed purchaser and Company will have at least ninety (90) days after giving notice to prepare for closing.

7.3	Whether or not contained in the offer documents, Company will be entitled to purchase such interest in reliance on, and Franchisee shall give, in writing, all representations and warranties customarily given by the seller of a business including, without limitation, representations and warranties as to (a) ownership, condition and title to stock and/or assets, (b) liens and encumbrances relating to the stock and/or assets, and (c) validity of contracts and liabilities, contingent or otherwise, of the business being purchased.

7.4	If Company does not exercise its right of first refusal, Franchisee may complete the sale to such purchaser pursuant to and on the exact terms of such offer, subject to Subsection 6.2 of this Agreement, provided that if the sale to such purchaser is not completed within one hundred twenty (120) days after delivery of such offer to Company, or if there is any change in the terms of the sale (which Franchisee agrees promptly to communicate to Company), Company will again have an additional right of first refusal for thirty (30) days on the same terms and conditions as are applicable to the initial right of first refusal.

8.	COMPANY’S RIGHTS AND LIMITATIONS/EXCLUSIVITY

8.1	Except as hereinafter provided, and provided that Franchisee is in Good Standing, neither Company nor its Affiliates will, during the Agreement Term, own or operate, or grant franchises for the ownership or operation of Krispy Kreme Stores in the Development Area. Upon the termination or expiration of the Agreement Term and subject, in the case of expiration, to Company’s right of first refusal, Company and its Affiliates will have the right to own and operate, and to grant others development rights and franchises to own and operate, Krispy Kreme Stores within the Development Area. Except as specifically provided herein, Company grants no other territorial or other rights to Franchisee.

8.2	Except as expressly limited by Subsection 8.1 above, Company (on behalf of itself and its Affiliates) retains all rights with respect to Krispy Kreme Stores, the Marks and the sale of Products and services, anywhere in the world, including, without limitation the right to:
(a)	operate or grant others the right to operate Krispy Kreme Stores at any location and on such terms and conditions Company deems appropriate;

(b)	acquire and operate, or be acquired by, a business operating one or more businesses located or operating within the Development Area which compete with the STORES;

(c)	develop, manufacture, distribute and/or sell, and license others to develop, market, distribute and/or sell, Products to customers located within the

Development Area through any channel of distribution other than through retail stores physically located within the Development Area; and

(d)	develop, manufacture, distribute and/or sell, and license others to develop, market, distribute and/or sell Non-Core Products to customers located within the Development Area through any channel of distribution including through any retail stores physically located within the Development Area.
8.3	Franchisee acknowledges that Company has granted Development Rights to Franchisee in consideration of and reliance upon Franchisee’s agreement that it and its owners will deal exclusively with Company. Franchisee therefore agrees that, during the Agreement Term, neither Franchisee, nor any of its owners will, anywhere in the world: (a) have any direct or indirect ownership interest in any Competitive Business (this restriction is not applicable to the ownership of shares of a class of securities listed on a stock exchange or traded on a public stock market that represent less than three percent (3%) of the number of shares of that class of securities issued and outstanding); (b) perform services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business; or (c) recruit or hire any person who is Company’s employee or the employee of any Krispy Kreme franchisee or who has been Company’s employee or the employee of any Krispy Kreme franchisee within the past six (6) months without obtaining prior written permission from Company or that person’s employer. Franchisee acknowledges and agrees that the failure of any person or entity restricted by this Section to comply with this Section will constitute a breach of this Agreement by Franchisee.

9.	MARKS / COPYRIGHTED WORKS / CONFIDENTIAL INFORMATION

9.1	Notwithstanding any provision to the contrary contained herein, it is understood and agreed that this Agreement does not grant Franchisee any right to use the Marks or any of Company’s confidential information (as further defined in the Franchise Agreement). Further, it is understood and agreed that this Agreement does not grant Franchisee and Franchisee does not have any right to any copyrighted work (as further defined in the Franchise Agreement) or patent which Company now own or may hereinafter own. Rights to the Marks, confidential information or copyrighted works are granted only under the Franchise Agreements to be executed by Company and Franchisee.

10.	TERMINATION AND EXPIRATION OF DEVELOPMENT RIGHTS

10.1	Company will have the right to terminate the Development Rights, effective upon delivery of notice of termination to Franchisee, if:
(a)	Franchisee or any of its owners are convicted by a court, plead guilty to or do not contest any charge, of any crime or offense that may adversely affect the reputation of Krispy Kreme Stores or the goodwill associated with the Marks;

(b)	any person makes an unauthorized Transfer of this Agreement, a Franchise or an ownership interest in Franchisee or the STORE;

(c)	Franchisee (or any of its owners) fails on two (2) or more separate occasions within any period of twelve (12) consecutive months to comply with this Agreement, whether or not such failures to comply are corrected after written notice thereof is delivered to Franchisee;

(d)	Franchisee is unable to pay its debts as and when they become due or makes an assignment for the benefit of creditors or admits in writing its insolvency or inability to pay its debts generally as they become due; Franchisee consents to the appointment of a receiver, trustee or liquidator of all or the substantial part of its property; a STORE is attached, seized, subjected to a writ or distress warrant or levied upon, unless such attachment, seizure, writ, warrant or levy is vacated within thirty (30) days; or any order appointing a receiver, trustee or liquidator of Franchisee or a STORE is not vacated within thirty (30) days following the entry of such order; or

(e)	Company notifies Franchisee that Franchisee has breached any term or condition of this Agreement and Franchisee does not fully cure the breach within the cure period which is specified by Company in the notice.
10.2	Company will have the right to terminate the Development Rights if Franchisee fails to comply with its obligations hereunder and does not correct such failure within thirty (30) days after written notice of such failure is delivered to Franchisee, in particular if:
(a)	Franchisee or any of its owners, violate the restrictions on holding interests in or performing services for Competitive Businesses, or owners who have access to Company’s confidential information violate the covenants concerning competition and confidentiality contained in a form of confidentiality and non-competition agreement prescribed by Company from time to time;

(b)	Franchisee fails to satisfy its cumulative development obligations as set forth in Exhibit B attached hereto, unless such failure is (i) the direct result of Company’s non-performance under this Agreement or (ii) force majeure;

(c)	Company determines that Franchisee is not in compliance with the Expansion Criteria as set forth in Schedule B; or

(d)	Company has delivered a notice of termination of any Franchise in accordance with the terms and conditions of any Franchise Agreement; provided, however, that, upon the request of Franchisee, the period for correcting such failure may be extended, in Company’s sole discretion, for one or more thirty (30) day periods, provided that Franchisee is at the time of such request making good faith efforts to correct such failure.
10.3	Company’s exercise of any of its rights under this Section 10 will be in addition to and not in limitation of any other rights and remedies it may have in the event of any breach or default by Franchisee.

11.	CONSEQUENCES OF TERMINATION OR EXPIRATION

11.1	Upon the termination of the Development Rights or the last Franchise, whichever is later:
(a)	Franchisee will not directly or indirectly at any time or in any manner (except with respect to other Krispy Kreme Stores Franchisee lawfully owns and operates) identify itself or its business as a current or former Krispy Kreme Store; use any Mark, any colorable imitation thereof or other indicia of a Krispy Kreme Store in any manner or for any purpose, or utilize for any purpose any trade name, trade or service mark, other commercial symbol or trade dress that suggests or indicates a connection or association with Company including, but not limited to, by use of a website; and

(b)	Franchisee will take such action as may be required to cancel or, at Company’s request, transfer to Company or its designee all fictitious, assumed name or equivalent registrations relating to its use of any Mark.
11.2	Upon termination or expiration of the Development Rights or the last Franchise, whichever is later, Franchisee, its owners and its employees will immediately cease to use and will maintain the absolute confidentiality of any confidential information disclosed to or otherwise learned or acquired by Franchisee or its owners or employees, will refrain from using such confidential information in any business or otherwise and will return to Company all copies of the Manuals and any other confidential materials which have been loaned or made available to Franchisee by Company pursuant to this Agreement or any Franchise.

11.3	Upon expiration of the Agreement Term or upon Company’s termination of the Development Rights in accordance with the terms and conditions of this Agreement or Franchisee’s termination of the Development Rights without cause, neither Franchisee nor any of its owners will for a period of two (2) years commencing on the effective date of such termination or expiration, or the date on which Franchisee ceases to conduct its activities hereunder, whichever is later, directly or indirectly:
(a)	have any direct or indirect interest as a legal or beneficial owner of, or perform services as a director, officer, manager, employee, consultant, representative, agent, or otherwise for any Competitive Business located or operating within the Site of any STORE, the Development Area, or eight (8) kilometers of any other Krispy Kreme Store in operation or under construction on the effective date of the termination or expiration of this Agreement;

(b)	own or hold the right to vote any record or beneficial ownership interest of a Competitive Business located or operating within the Site of any STORE, the Development Area, or eight (8) kilometers of any other Krispy Kreme Store in operation or under construction on the effective date of the termination or expiration of this Agreement; or

(c)	employ or seek to employ, any person who is employed (as an employee or independent contractor) by Company, its Affiliates or by any other developer or franchisee of Krispy Kreme Stores, nor induce nor attempt to induce any such person to leave said employment without the prior written consent of such person’s employer.
12.	EXTENSION OF AGREEMENT TERM

12.1	If Franchisee is in Good Standing and meets the Expansion Criteria as set forth in Schedule B, then, no earlier than twelve (12) months before the expiration of the Agreement Term, Company will forward to Franchisee a written proposal for the grant to Franchisee of rights to develop additional Krispy Kreme Stores in the Development Area. Such written proposal, which will be consistent with Company’s then current fees and operating practices, will indicate the number and general location of the additional Krispy Kreme Stores to be opened and the order and time frame in which they are to be opened. Franchisee will be given a right of first refusal to execute Company’s written proposal. Franchisee must exercise its right of first refusal by providing written notice to Company within sixty (60) days of the date of receipt of Company’s written proposal. If Franchisee accepts Company’s written proposal, the parties will enter into good faith negotiations to finalize the remaining details of the successor development agreement. If Franchisee fails to accept Company’s written proposal as required herein, Company will have the right to develop, or grant rights to another to develop, additional Krispy Kreme Stores in the Development Area.

13.	ENFORCEMENT

13.1	If any part of this Agreement is held to be void, invalid or otherwise unenforceable, Company may elect either to modify the void, invalid or unenforceable part to the extent necessary to render it legal, valid and enforceable or to sever the void, invalid or unenforceable part, in which event the remainder of this Agreement will continue in full force and effect.

13.2	If any applicable and binding law or rule of any jurisdiction requires greater prior notice than is required hereunder for the termination of any rights under this Agreement or the taking of some other action not required hereunder, the prior notice and/or other action required by such law or rule will be substituted for the comparable provisions hereof.

13.3	Company and Franchisee acknowledge that certain disputes may arise that they are unable to resolve, but may be resolved through mediation. To facilitate such resolution, Company and Franchisee agree that either of them has the right, prior to commencement of an arbitration proceeding by a party as provided herein, to require that a dispute first be submitted for non-binding mediation at a mutually agreeable location (if the parties cannot agree on a location, the mediation will be conducted in Winston-Salem, North Carolina). Such mediation will be conducted pursuant to the rules of the American Arbitration Association (“AAA”). The parties agree that statements made by any party in such mediation proceeding will not be admissible for any purpose in a subsequent arbitration or other legal proceeding.

13.4	Subject to Subsection 13.3, and except for controversies, disputes or claims related to or based on Franchisee’s use of the Marks after the expiration or termination of the Development Rights or any Franchise, all controversies, disputes or claims arising between Company, its Affiliates and their respective shareholders, officers, directors, employees and agents (in their representative capacity) and Franchisee (and its owners and the guarantors of this Agreement) arising out of or related to the relationship of the parties hereto, this Agreement or any other agreement between the parties or any provision of such agreement and the validity thereof, will be submitted for binding arbitration to the AAA on demand of either party.

13.5	Such arbitration proceedings will be conducted in New York, New York, and, except as otherwise provided herein, will be heard before a panel of three (3) arbitrators and conducted in accordance with the then current commercial arbitration rules of the AAA for international arbitrations. All matters relating to arbitration will be governed by the United States Federal Arbitration Act (9 U.S.C. § 1 et seq.) and not by any state or foreign arbitration law.

13.6	Company and Franchisee will each appoint one (1) arbitrator and the two (2) arbitrators so appointed will appoint a third arbitrator to act as chairman of the tribunal. If a party fails to nominate an arbitrator within thirty (30) days from the date when a party’s request for arbitration has been communicated to the other party, such appointment will be made by the AAA. The two (2) arbitrators thus appointed will attempt to agree upon the third arbitrator to act as chairman. If said two (2) arbitrators fail to nominate the chairman within thirty (30) days from the date of appointment of the second arbitrator to be appointed, the chairman will be appointed by the AAA.

13.7	The arbitrators will have the right to award or include in their award any relief which they deem proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief and attorneys’ fees and costs, provided that the arbitrators will not have the right to declare any Mark generic or otherwise invalid or, except as otherwise provided herein, to award exemplary, consequential, special or punitive damages. The award and decision of the arbitrators will be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction, and Franchisee and Company waive any right to contest the validity or enforceability of such award.

13.8	The parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever is less. The parties further agree that in connection with any such arbitration proceeding each will submit or file all claims which it has against the other party within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will forever be barred. The parties further agree that arbitration will be conducted on an individual, not a class-wide basis, and that any arbitration proceeding between Company and Franchisee will not be consolidated with any other arbitration proceeding involving Company and any other person.

13.9	Notwithstanding anything to the contrary contained in this Section 13, each party has the right, in a proper case, to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided, however, that the parties to the dispute agree to submit their dispute for contemporaneous, non-binding mediation as provided in Subsection 13.3 and, if such dispute cannot be resolved through such mediation and is subject to arbitration pursuant to the terms of this Section, for arbitration as provided in this Section. The arbitration provision contained herein will continue in full force and effect subsequent to and notwithstanding expiration or termination of this Agreement.

14.	MISCELLANEOUS

14.1	Company will not be deemed, by any delay, action or inaction, to have waived or impaired any right, power or option reserved by this Agreement.

14.2	Neither Company nor Franchisee will be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from: (a) transportation shortages, inadequate supply or equipment, products, supplies, labor, material or energy or the voluntary foregoing of the right to acquire or use any of the foregoing in order to accommodate or comply with any law, ruling, order, regulation, requirement, or instruction of any government or any department or agency thereof; (b) acts of God; or (c) fires, strikes, embargoes, war or riot. Any delay resulting from any of said causes will extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes will not excuse payment of amounts owed to Company or designated suppliers. In the event that such causes or occurrences continue for a period of twelve (12) months or more, Company, at its sole and exclusive option, may terminate this Agreement, effective upon delivery of notice thereof to Franchisee.

14.3	Except with respect to (a) each party’s obligation to indemnify the other in accordance with provisions herein and (b) claims Company brings against Franchisee for its unauthorized use of the Marks or unauthorized use or disclosure of Company’s confidential information, Company and Franchisee hereby waive to the fullest extent permitted by law, any right to or claim for any punitive or exemplary damages against the other and agree that in the event of a dispute between them, each will be limited to the recovery of equitable relief and to recovery of any actual damages it sustains. Company and Franchisee irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them.

14.4	Any and all claims arising out of or relating to this Agreement or the relationship of Franchisee and Company will be barred unless a judicial proceeding, or a mediation or arbitration proceeding in accordance with this Agreement, is commenced within one (1) year from the date Company or Franchisee knew or should have known of the facts giving rise to such claims, whichever occurs first.

14.5	If Company incurs expenses in connection with Franchisee’s failure to pay when due amounts owed to Company, to submit when due any reports, information or supporting records or otherwise to comply with this Agreement, Franchisee will reimburse Company for costs and expenses Company incurs, including, without limitation, reasonable accounting, attorneys’, arbitrators’ and related fees.

14.6	Franchisee and Company agree that, except to the extent governed by the United States Federal Arbitration Act (9 U.S.C. §1 et seq.), the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. § 1051 et seq.), or other United States federal law, this Agreement and all claims arising from the relationship between the parties will be governed by the internal laws of the State of New York and the parties agree to submit to the jurisdiction of the U.S. District Court for the Southern District of New York. Notwithstanding the foregoing, any party may bring an action to obtain a restraining order or temporary or preliminary injunction, or to enforce an arbitration award, in any court of general jurisdiction in the state or country in which Franchisee resides or in which the Development Area is located.

14.7	This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, beneficiaries, assigns and successors in interest, and will not be modified except by written agreement signed by both parties.

14.8	This Agreement (including, without limitation, the preambles and Exhibits hereto) together with the Manuals and Company’s other written policies, constitutes the entire agreement of the parties, except as provided below, and there are no other oral or written understandings, representations, warranties or agreements between the parties relating to the subject matter of this Agreement.

14.9	This Agreement is executed in English, and any translation of any of the foregoing into any other language will not be an official version thereof. In the event of any conflict in interpretation between the English version of this Agreement or any deed, document or notice relating to this Agreement and a translation thereof, the English version will control.

15.	GUARANTEE / NOTICES

15.1	Upon Company’s request, Franchisee will procure the execution by guarantors approved by Company of a guarantee of Franchisee’s obligations and liabilities under this Agreement and all Franchise Agreements entered into pursuant to this Agreement, in the form required by Company.

15.2	All written notices and reports permitted or required to be delivered by the provisions of this Agreement or the Manuals will be deemed so delivered: (a) at the time delivered by hand; (b) one (1) business day after transmission by telegraph, facsimile or other electronic system (evidenced by machine generated receipt); or (c) one (1) business day after being placed in the hands of an international commercial courier service for next business day delivery.
     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple originals on the day and year first above written.

KRISPY KREME DOUGHNUT CORPORATION		[FRANCHISEE]

By:		By:

	Name:		Name:

	Title:		Title:

EXHIBIT A
DEVELOPMENT AREA

Ex. A-1

EXHIBIT B
DEVELOPMENT QUOTA

Ex. B-1

EXHIBIT C
FORM FRANCHISE AGREEMENT

Ex. C-1

EXHIBIT E
BUSINESS ORGANIZATION, OWNERS,
AND MANAGING DIRECTOR

Ex. E-1

SCHEDULE A
INFORMATION SCHEDULE
CONCEPT:
DEEMED POSTAL RECEIPT DATE:
DEVELOPMENT AREA:
INITIAL FRANCHISE FEE: $________
DEVELOPMENT FEE: $_________
AGREEMENT TERM: Commencing upon the execution of this Agreement and ending on the later of the expiration of the last Development Period or the expiration of any Extension Period granted pursuant to Section 12 , unless terminated sooner in accordance with the provisions of Section 10 hereof.

Sch. A-1

SCHEDULE B
EXPANSION CRITERIA